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Exhibit 10.1   Employment Agreement between ARGO Bancorp, Inc. and John G.
               Yedinak


                              ARGO BANCORP, INC.
                            EMPLOYMENT AGREEMENT
                           AS AMENDED AND RESTATED

    This AGREEMENT is made effective as of November 1, 1996, by and between Argo Bancorp, Inc. (the "Holding Company"), a corporation organized under the laws of Delaware, with its principal administrative office at 7600 West Sixty-third Street, Summit, Illinois 60501, and John G. Yedinak (the "Executive"). Any reference to "Bank" herein shall mean Argo Federal Savings Bank, F.S.B. a federally chartered stock savings bank or any successor thereto.

    WHEREAS, the Holding Company wishes to assure itself of the services of Executive for the period provided in this Agreement; and

    WHEREAS, the Executive is willing to serve in the employ of the Holding Company on a full-time basis for said period.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.  POSITION AND RESPONSIBILITIES.

    During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Holding Company. The Executive shall render administrative and management services to the Holding Company and shall have such responsibilities and authority over the management and operation of the Holding Company as Executive had prior to the date hereof. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary of the Holding Company. Failure to reelect Executive as President and Chief Executive Officer of the Holding Company or failure to reelect Executive as President and Chief Executive Officer of the Bank without the consent of the Executive shall constitute a breach of this Agreement.

2.  TERMS

    (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written (the "Effective Date") and shall continue for a period of sixty (60) full calendar months thereafter. Commencing with the Effective Date, the term of this Agreement shall be extended for one day each day until such time as the Board of the Holding Company or the Executive elects not to extend the term of the Agreement further by giving written notice to the other party in accordance with Section 9 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the fifth anniversary of

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the date of such written notice. The Board will review the Agreement and the
Executive's performance annually for purposes of determining whether to give notice not to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

    (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote such amounts of his business time, attention, skill, and efforts reasonably required for the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Holding Company and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Holding Company, or materially affect the performance of Executive's duties pursuant to this Agreement.

    (c) Notwithstanding anything herein contained to the contrary: (i) Executive's employment with the Holding Company may be terminated by the Holding Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement upon such terms and conditions as the Board and Executive may mutually agree.

    (d) Upon the termination of Executive's employment with the Holding Company, the daily extensions provided pursuant to section 2(a), shall cease (if such extensions have not previously ceased), and, if such termination is under circumstances described in section 4(a), the term "remaining term of the Agreement" in section 4(b) shall mean the period of time commencing from the date of such termination and ending on the last day of the employment period computed with reference to all extensions prior to such termination.

    (e) In the event that Executive's duties and responsibilities with respect to the Bank are temporarily or permanently terminated pursuant to the Employment Agreement dated November 1, 1996 (or any successor agreement thereto) between Executive and the Bank ("Bank Agreement") and the course of conduct upon which such termination is based would not constitute grounds for Termination for Cause under Section 8 of this Agreement then Executive shall, to the extent practicable, assume such duties and responsibilities formerly performed at the Bank as part of his duties and responsibilities as President and Chief Executive Officer of the Holding Company. Nothing in this provision shall be interpreted as restricting the Holding Company's right to remove Executive for Cause in accordance with Section 8 of this Agreement.

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3.  COMPENSATION AND REIMBURSEMENT.

    (a) The Holding Company shall pay Executive compensation under this Agreement a salary of not less than $173,800.00 (including amounts attributable to duties compensable with respect to On-Line Financial Services) per year. The compensation specified under this Agreement, together with a portion of that compensation that otherwise would be paid by the Bank pursuant to the Bank Agreement ("Base Salary"), shall constitute the consideration paid for the duties described in Section 1. Base Salary shall also include any amounts of compensation deferred by Executive under a qualified plan maintained by the Bank. Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year form the date of this Agreement. Such review shall be conducted by the Compensation Committee designated by the Board, and the Board may increase Executive's Base Salary. An increase shall become the "Base Salary" for purposes of this Agreement. In no event shall Executive's annual rate of salary under this Agreement in effect at a particular time be reduced without his prior written consent. In addition to the Base Salary provided in this
Section 3(a), the Holding Company shall also provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of Holding Company and the Bank.

    (b) The Holding Company will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Holding Company will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder, provided, however, that the Holding Company may make such changes to such plans, agreements or perquisites generally provided on a nondiscriminatory basis to all employees, without the Executive's consent. The Holding Company may acquire "Key Man" insurance on Executive upon such terms and conditions as may be determined form time to time by the Holding Company. Upon an Event of Termination as defined below, the Holding Company shall transfer all "Key Man" life insurance if any is owned by the Bank or the Holding Company to Executive. Without liming the generality of the foregoing provisions of this Subsection
(b), Executive will be entitled to participate in and receive benefits under any employee benefit plans ("Benefit Plans") whether tax qualified or not, including, but not limited to, stock grants, restricted stock, stock options (and other option derived benefits), Employee Stock Ownership Plans ("ESOP"), or any other stock based benefit plan, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plan, medical coverage or any other Benefit Plan or arrangement made available by the Holding Company or the Bank in the future to its senior executives and key management employees, with awards, grants and levels of benefits for Executive equal to at least levels customary in the industry for persons of like title, authority and responsibility as

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Executive and with levels of Executive's past participation in the Benefit
Plans of the Holding Company or Bank subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

    Because the Holding Company has determined to pay a portion of Base Salary that might otherwise be attributable to the Executive's efforts on behalf of the Bank, in order that the Bank may continue to increase levels of capital while making available sufficient levels of compensation as are necessary to retain other senior executives instrumental to the continuing success of the Bank, all Base Salary earned by the Executive from the Holding Company pursuant to this Agreement and the Bank pursuant to the Bank Agreement shall be considered when determining the maximum extent that the Executive can participate under any Benefit Plan offered by either the Holding Company or the Bank. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Holding Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

    (c) In addition to the Base Salary provided for by paragraph (a) of this
Section 3 and other compensation provided for by paragraph (b) of this
Section 3, the Holding Company shall provide Executive with a late model automobile ("Automobile"), or Automobile allowance in lieu thereof, and shall pay or reimburse Executive for all business entertainment expense, travel, Automobile maintenance, operation and insurance and any other reasonable expenses incurred by Executive to performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

    (d) In the event that Executive assumes additional duties and responsibilities pursuant to Section 2(c) of this Agreement by reason of one of the circumstances contained in Section 2(c) of this Agreement, and the Executive receives or will receive less than the full amount of compensation and benefits formerly entitled to him under the Bank Agreement, the Holding Company shall assume the obligation to provide Executive with compensation and benefits in accordance with the Bank Agreement, less any compensation and benefits received from the Bank, subject to the terms and conditions of this Agreement including the Termination for Cause provision in Section 8.

    (e) In addition to Executive's Base Salary as provided in paragraph (a) of this Section 3 and any incentive compensation or discretionary bonus otherwise paid or payable to other senior executives or to this Executive exclusively, the Holding Company shall annually award a Fixed Incentive Award to Executive in an amount equal to two percent (2%) of the pre-tax profit of the Holding Company and each separately incorporated or organized subsidiary, on an unconsolidated bases, except to the extent paid under the terms of the Bank Agreement. The

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Fixed Incentive Award shall be paid to Executive or his designated beneficiary upon the earlier of (i) the termination by the Holding Company of his employment for other than Termination for Cause; (ii) the expiration of this Agreement; (iii) his death or disability; or (iv) annually, upon the anniversary of this Agreement. In the event Executive is subject to Termination for Cause or voluntarily terminates his employment, Executive shall forfeit all rights to the Fixed Incentive Award provided under this paragraph.

4.  PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

    The provisions of this Section shall in all respects be subject to the terms and conditions stated in Section 8.

    (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Holding Company of Executive's full-time employment hereunder for any reason other than for Disability, as defined in Section 6 hereof; upon Retirement, as defined in Section 7 hereof; or for Cause, as defined in Section 8 hereof; (ii) Executive's resignation from the Holding Company's employ, upon any (A) failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer, or failure to nominate or re-nominate or elect or re-elect Executive to the Board of Directors, (B) a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above (and any such material adverse change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, (D) failure to provide the benefits required under Section 3(b) of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, (E) liquidation or dissolution of the Bank or Holding Company, or (F) material breach of this Agreement by the Holding Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior to written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect.

    (b) Upon the occurrence of an Event of Termination, the Holding Company shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, the following payments and benefits:

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    (i) Base Salary for the remaining term of the Agreement which shall be the highest annual Base Salary paid prior to Executive's termination of employment with the Holding Company or Bank, and which shall be increased annually during the remaining term of the Agreement at a rate of 4% per year ("Adjusted Base Salary").

    (ii) Bonuses, the Fixed Incentive Award and other incentive payments for the remaining term of the Agreement which shall be calculated as the highest percentage of Base Salary such bonuses and incentive payments represented prior to Executive's termination of employment with the Holding Company or Bank multiplied by the Adjusted Base Salary each year during the remaining term of the Agreement ("Adjusted Bonus").

    (iii) Continuation for the remaining term of the Agreement of Executive's and his dependents' participation in any life, medical, health, disability, dental insurance or any other "welfare plan" (as such is defined in Section 3(1) of the Employee Retirement Security Act of 1974 as amended from time to time ("ERISA") in which Executive participates in on the day prior to the effective date of this Agreement (each being a "Welfare Plan"), subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination.

    (iv) A benefit equal to the product of (i) the highest annual allocation of ESOP shares Executive had previously received under the ESOP and (ii) the lesser of (x) the remaining number of years remaining in the term of the Agreement or (y) the number of annual allocations scheduled to be made under the ESOP immediately prior to the Event of Termination.

    (v) A benefit equal to the (i) additional employer contributions and (ii) net return on all contributions, to which Executive would have been entitled during the remaining term of the Agreement under any other qualified or non-qualified defined contribution plan offered by the Holding Company or the Bank assuming that Executive was 100% vested, Executive made the maximum allowable contributions or deferrals under such plans, Executive's compensation reflected Adjusted Base Salary and Adjusted Bonus and assuming the crediting of interest on contributions being equal to the return provided during the five (5) year period immediately preceding the Event of Termination.

    (vi) A benefit equal to the difference between (i) the benefits under any qualified or non-qualified pension plan (as defined in Section 3 (2)(A) of ERISA) which he would have earned or accrued during the remaining term of the Agreement assuming such benefit was vested and is calculated using Adjusted Base Salary and Adjusted Bonus as appropriate in the formula for Accrued Benefit under the plans and assuming such benefit was calculated without making any reduction in the Accrued Benefit due to the benefit being provided prior to the normal retirement age as set out in the pension plan and (ii) the

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     accrued benefit Executive is vested in at the time of the Event of
     Termination.

        (vii) A benefit under any non-qualified Supplemental Executive Retirement Plan ("SERP") maintained by the Holding Company or the Bank which Executive would have earned each year within the remaining term of the Agreement, using compensation values which take into account Adjusted Base Salary and Adjusted Bonus and further assuming that the qualified plans to which the SERP refers provide the benefits generally provided to Executive under their terms during the five year period immediately prior to the Event of Termination, the limitations on compensation and benefits under the Code remained fixed at their levels as of the time of the Event of Termination, and the ESOP continued to allocate unallocated shares according to its loan amortization schedule in place on the last day of the ESOP Plan Year immediately prior to the Event of Termination up to the point at which the ESOP would be fully allocated;

        (viii) The benefit (net of deferrals) which would have been earned each year of the remaining term of the Agreement under any other non-qualified deferred compensation arrangements offered by the Holding Company or the Bank calculated using compensation value which take into account Adjusted Base Salary and Adjusted Bonus and which assume a percentage of deferred compensation equal to the highest percentage of compensation actually deferred during the five (5) year period immediately preceding the Event of Termination and assuming the crediting of interest on deferred monies equal to the return provided during the five (5) year period immediately preceding the Event of Termination;

        (ix) A benefit consisting of the award, allocation or grant of stock, restricted stock, stock options or any other stock or stock-related benefit which would have been made to Executive under any and all stock based qualified or non-qualified compensation plans or arrangements offered by Holding Company or the Bank immediately prior to or during the term of the Agreement at either (A) the highest level of award possible for Executive under the terms of plans which provide awards based upon levels of individual or group or institutional performance goals, or (B) if awards are made at the discretion of the Holding Company or Bank, then at a level consistent with awards made in the industry for persons of similar title, authority and responsibility and Executive's past level of benefit under such plans. Such award, allocation or grant as provided herein shall be deemed 100% vested immediately.

        (x) Any award of stock options (or option derived benefits) to Executive which have been made under a stock option plan or the stock option feature of a broader compensation plan which have not already vested shall be made fully vested and further, at the election of Executive, any stock options shall be subsequently cancelled by Executive in consideration for a payment from the Holding Company in an amount equal

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     to the product of (i) the number of options cancelled and (ii) the difference between (x) the fair market value (at the time of cancellation) of the stock upon which the option was issued and (y) the exercise price of the stock option;

        (xi) Any award of restricted stock or a stock grant (or award and grant derived benefits) to Executive which have been made under a stock grant plan or feature of a broader compensation plan which have not already vested shall be made fully vested and further, at the election of Executive, any stock awarded under such a plan shall at the election of Executive be subject to a put option entitling Executive to sell all or some portion of such stock to the Holding Company at the then fair market value.

        (xii) For the purpose of calculating benefits to be provided during the remaining term of the Agreement, benefits shall be provided in the form and calculated as described above. In the event that a benefit otherwise payable in a stock form cannot be provided in stock, such benefit will be provided in the form of cash using the greater of the fair market value of the stock at the time of the distribution of the benefit or the closing price of the stock on the day prior to the time of distribution or the last day trading prior to the time of distribution.

     (c) At the election of the Executive, which election must be made prior to or on the Date of Termination, such payments shall be made in a lump sum or paid monthly during the remaining term of the Agreement following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment. In the event that the Executive is receiving monthly payments pursuant to this Section 4, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether, the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

5.  CHANGE IN CONTROL.

     (a) No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or the Holding Company as set forth below. For purposes of this Agreement, a "Change in Control" of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change of Control of the Bank or the Holding Company within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its

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predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding securities except for any securities of the Bank purchased by the Holding Company in connection with the conversion of the Bank to the stock form and any securities purchased by any Benefit Plan of the Bank, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stock holders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity, or (D) a proxy statement is distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed, or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

     (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e) and (f) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results form his dismissal or his resignation at any time during the term of this Agreement following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control), unless such termination is because of his death, or Termination for Cause provided, however, that such payments shall be reduced by any payment made under Section 4 of this Agreement.

     (c) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Holding Company shall pay Executive, or in the event of his subsequent

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death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to five (5) times the average of the three (3) preceding years' (i) Base Salary, (ii) any other taxable income including but not limited to the vesting of stock grants or restricted stock, the exercise of stock options, the distribution of previously deferred compensation, including Fixed Incentive Award, bonuses and any other cash or deferred compensation paid or to be paid to the Executive during such years, and (iii) the amount of any contributions made or to be made to any Benefit Plans whether tax qualified or non-qualified including but not limited to defined benefit pension plans, defined contribution plans, SERP's, ESOP's, Welfare Plans, stock option benefits, stock grant benefits, on behalf of the Executive, maintained by the Bank or the Holding Company during such years. At the election of the Executive, which election must be made prior to or on the Date of Termination following a Change in Control, such payment may be made in a lump sum or paid in equal bi-weekly installments during the sixty (60) months following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a bi-weekly basis during the remaining term of the Agreement.

    (d) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Holding Company will cause to be continued life, medical, dental and disability coverage for Executive and any of his dependents covered under such plans prior to the Change in Control, substantially identical to the coverage maintained by the Bank or the Holding Company for Executive and his dependents prior to his severance. Such coverage and payments shall cease upon the expiration of sixty (60) months.
If Executive or any dependant should die during this sixty (60) month period, coverage for the remaining parties shall continue for the remainder of the sixty (60) month period.

    (e) In the event that the Executive is receiving bi-weekly payments pursuant to Section 5(c) hereof, on an annual basis, thereafter, between the dates of January 1 and January 31 of each year, Executive shall elect whether the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis pursuant to such section. Such election shall be irrevocable for the year for which such election is made.

    (f) Notwithstanding the preceding paragraphs of this Section 5, in the event that:

for any taxable year in which the Executive shall be liable, as determined for the payment of an excise tax under Section 4999 of the Code, with respect to any payment in the nature of the compensation made by the Company or the Bank to (or for the benefit of) Executive, the Company shall pay to the Executive an amount determined under the following formula:

    An amount equal to: (E x P) + X

WHERE:

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  X =               E x P
      ---------------------------------
       1 - [(FI x (1 - SLI)) + SLI + E]


  E     =                           the rate at which the excise tax is
                                    assessed under Section 4999 of the Code;

  P     =                           the amount with respect to which such
                                    excise tax is assessed, determined
                                    without regard to this Section 5:

  FI    =                           the highest marginal rate of deferral
                                    income tax applicable to Executive under the Code for the taxable year in question; and

  SLI   =                           the sum of the highest marginal rates of
                                    income, unemployment, social security,
                                    medicare and any other payroll tax
                                    applicable to Executive under applicable state and local laws for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 5 shall be made to Executive on the earlier of (i) the date the Company is required to withhold such tax, or (ii) the date the tax is required to be paid by Executive.

    Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the amount determined as "P", above (such greater amount being hereafter referred to as the "Determinative Excess Parachute Payment") then the Company's independent accountants shall determine the amount (the "Adjustment
Amount") the Company must pay to the Executive, in order to put the Executive (or the Company, as the case may be) in the same position as the Executive (or the Company, as the case may be) would have been if the amount determined as "P" above had been equal to the Determinative Excess
Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to Executive.

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    In each calendar year that Executive receives payments or benefits under the Employment Agreement, Executive shall report on his income tax returns such information as is consistent with the determination made by the independent accountants of the Company as described above. The Company shall indemnify and hold Executive harmless form any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) which Executive incurs as a result of so reporting such information. Executive shall promptly notify the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Supplemental Agreement is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Agreement) and Executive shall cooperate fully with the Company in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without prior consent to the Company.

6.  TERMINATION FOR DISABILITY

    (a) If, as a result of Executive's incapacity due to physical or mental illness, such incapacity being determined by a doctor selected by the Holding Company, he shall have been absent from his duties with the Holding Company on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Holding Company may terminate Executive's employment for "Disability."

    (b) The Holding Company will pay Executive, as disability pay, a bi-weekly payment equal to one hundred percent (100%) of Executive's bi-weekly rate of Base Salary on the effective date of such termination.
These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Holding Company in the same capacity as he was employed prior to his Termination for Disability and pursuant to an employment agreement between Executive and the Holding Company; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the normal age of retirement or receiving benefits under any Defined Benefit Plan of the Bank or Holding Company; (iv) Executive's death; or (v) the expiration of the term of this Agreement. Notwithstanding any other provisions to the contrary, the Holding Company may apply any proceeds from disability income insurance for Executive which was paid for by the Bank or Holding Company as partial satisfaction of its obligations under this Section.

    (c) The Holding Company will cause to be continued life, medical, dental and disability

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

coverage substantially identical to the coverage maintained by the Holding Company for Executive and his dependants prior to his Termination for Disability. The coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Holding Company, in the same capacity as he was employed prior to his Termination for Disability and pursuant to an employment agreement between Executive and the Holding Company; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the normal age of retirement or receiving benefits under any Defined Benefit Plan of the Bank or Holding Company; (iv) the Executive's death; or (v) the expiration of the term of this Agreement.

    (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period which Executive is incapable of performing his duties hereunder by reason of temporary disability.

7.  TERMINATION UPON RETIREMENT.

    Termination by the Holding Company of the Executive based on "Retirement" shall mean termination in accordance with the Holding
Company's or Bank's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Holding Company or the Bank and other plans to which Executive is a party, and shall be entitled to the benefits, if any, as a former employee under the Holding Company's or the Bank's Benefit Plans and programs and compensation plans and programs.

8.  TERMINATION FOR CAUSE.

    The term "Termination for Cause" shall mean termination of personal dishonesty which results in loss to the Company or one of its affiliates, intentional failure to perform stated duties, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order which results in substantial loss to the Holding Company or one of its affiliates. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.
Any stock options and related limited rights granted to Executive under any stock option plan, or any unvested awards granted to Executive under any RRP of MRP of the Bank, the Holding Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

9.  NOTICE

    (a) Any purported termination by the Holding Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

    (b) Subject to Section 9(c), "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period, and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for a Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

    (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Holding Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and the Executive shall continue as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

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

    (d) The Holding Company may terminate the Executive's employment at any time, but any termination by the Holding Company, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement or under any other benefit or compensation plans or programs maintained by the Holding Company from time to time. Executive shall not have right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

10. POST-TERMINATION OBLIGATIONS.

    (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

    (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Holding Company as may reasonably be required by the Holding Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. The Holding Company will reimburse the Executive for reasonable costs incurred by the Executive in connection with furnishing such information and assistance to the Holding Company.

11. NON-DISCLOSURE OF HOLDING COMPANY BUSINESS

    Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Holding Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Holding Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Holding Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Holding Company from pursuing any other remedies available to the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

12. SOURCE OF PAYMENTS.

    All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Holding Company subject to Section 13 hereof. The Holding Company may use insurance proceeds especially obtained therefore as partial payment in the event of disability.

13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

    This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Holding Company or any predecessor of the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14. EFFECT 0F ACTION UNDER BANK AGREEMENT.

    Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Bank Agreement (or any successor thereto), except to the extent that Base Salary is paid under the Bank Agreement with respect to duties performed thereto, such compensation payments and benefits paid by the Bank will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Bank Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Holding Company and the Bank on an annual basis.

15. NO ATTACHMENT.

    (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

16. MODIFICATION AND WAIVER.

    (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

    (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17. SUCCESSOR AND ASSIGNS.

    This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, and the Holding Company, its successors and assigns, including any successor by purchase, merger, consolidation or otherwise or a statutory receiver or any other person or form or corporation to which all or substantially all of the assets and business of the Holding Company may be sold or otherwise transferred. Any such successor of the Holding Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Holding Company, and Executive's obligations hereunder shall continue in favor of such successor.

18. SEVERABILITY.

    If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

19. HEADINGS FOR REFERENCE ONLY.

    The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20. GOVERNING LAW.

    This Agreement shall be governed by the laws of the State of Delaware, unless otherwise specified herein.

21. ARBITRATION.

    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Bank then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

    In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses, Fixed Incentive Award and any other cash compensation, fringe benefits including those accruing under any Benefit Plan, and any compensation and benefits due Executive under this Agreement.

22. INDEMNIFICATION AND ATTORNEY'S FEES.

    (a) The Holding Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with his consultation with legal counsel or arising out of any action, suit or proceeding in which he may be in involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. Such reimbursement shall be made within ten (10) days of Executive providing written documentation of such expense.

    (b) In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses, Fixed Incentive Award and any other cash compensation, fringe benefits including those accruing under any Benefit Plan, and any compensation and benefits due Executive under this Agreement.

    (c) The Holding Company shall indemnify, hold harmless and defend Executive for all acts or omissions taken or not taken by him in good faith while performing services for the Holding Company to the same extent and upon the same terms and conditions as other similarly situated officers and directors of the Holding Company. If and to the extent that the Holding Company maintains, at any time during the remaining term of this Agreement and for an additional period of seven (7) years thereafter, an insurance policy covering the other officers and directors of the Holding Company against law suits, the Holding Company shall use its best efforts to cause Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors.

23. MISCELLANEOUS

    Unless otherwise subject to law, all lump sum calculations shall be done using the methods, rates and assumptions set out in Code Section 1274(d) and the regulations and statements issued thereunder by the IRS.

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


                                    SIGNATURES


    IN WITNESS WHEREOF, Argo Bancorp, Inc. has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, as amended and
restated on the 1st day of November   , 1996.

ATTEST:                                  ARGO BANCORP, INC.




/s/ Frances M. Pitts                     BY: /s/ Sy Martin
--------------------------                  -----------------------------
Secretary                                On Behalf of the Entire Board of
                                         Directors





        [SEAL]




WITNESS:





/s/ Donna L. Bowling                     /s/ Joe G. Yedenl
---------------------------              ----------------------------------
                                         Executive





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